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                                                                  EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated as of September 1, 1994 between HOME SHOPPING NETWORK, INC., a Delaware corporation (the "Company"), and BARRY S. AUGENBRAUN ("Executive").

         This Agreement sets forth the terms and conditions of Executive's employment by the Company as Executive Vice President and General Counsel.

         In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

         1.     Term and Termination.

                (a) Term. The term of Executive's employment under this Agreement (the "Employment Term") shall commence immediately upon September 1, 1994 (the "Effective Date") and end on August 31, 1997. The Employment Term shall be automatically extended beyond the original term for successive one-year terms unless by April 30, 1997, or any subsequent April 30, either party notifies the other party in writing that it is electing to terminate this Agreement at the expiration of the then current term. During the Employment Term, the Company agrees to employ Executive and Executive agrees to serve the Company upon and subject to the terms and conditions set forth in this Agreement.

                (b) Termination by the Company. Executive's employment by the Company may be terminated by the Company only as provided in clauses (i) through (iv) below.

                     (i)   Upon the death of Executive.

                     (ii) Upon one hundred eighty (180) days' prior written notice from the Company to Executive (the "Notice Period"), in the event of an illness or other disability which has incapacitated Executive from performing his duties hereunder, as determined in good faith by the Board of Directors of the Company, for an aggregate of one hundred eighty (180) consecutive days during the twelve calendar months preceding the month in which such notice is given; provided, however, that in the event that prior to the end of the Notice Period, Executive recovers from such illness or other disability to an extent permitting him to perform his duties hereunder, the notice of termination pursuant to this clause (ii) shall be of no further force and effect.

                     (iii) At any time upon giving written notice of such termination to Executive and by (x) paying to Executive in connection with such termination in a lump sum (A) the Annual Base Salary (as hereinafter defined) that would have been payable to Executive had his employment by the Company continued until the expiration of the
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         Employment Term plus (B)(1) the amount of Annual Bonus (as hereinafter defined) that Executive would have been entitled to receive had his employment by the Company continued until the end of the fiscal year in which such termination occurred but without regard to any requirement in such plan that Executive be employed by the Company at any time following the conclusion of such succeeding fiscal year in order to receive his Annual Bonus, (such amount of Annual Bonus is hereinafter referred to as the "Remainder Bonus") and (2) any Annual Bonus for a prior fiscal year that has been earned but not yet paid. Any amount paid pursuant to (x)(A) or (B)(1) of the preceding sentence shall be reduced by any salary or bonus received by Executive from a subsequent employer in respect of a period for which Executive has received payments pursuant to such clause (x) and Executive agrees to pay to the Company such amounts promptly. In addition, Executive shall receive benefits as provided in Section 1(h), and his Options shall be treated as specified in Section 12. The Company shall also pay the reasonable costs of a relocation by Executive and his family to (x) Philadelphia, PA, or (y) any other location in the continental United States to which Executive may relocate, whichever is less.

                          (iv) At any time for "Cause", which for purposes of this Agreement shall be deemed to have occurred only on the happening of any of the following:

                                (A) the plea of guilty to, or conviction for,
                          the commission of a felony offense by Executive; provided. however. that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement;

                                (B) a material breach by Executive of a material
                          fiduciary duty owed to the Company;

                                (C) a material breach by Executive of any of the
                          covenants made by him in Sections 6 and 7 hereof; or

                                (D) the willful and gross neglect by Executive
                          of the material duties specifically and expressly required by this Agreement.

         provided, however, that any claim that "Cause", within the meaning of clauses (B), (C) or (D) above, exists for the termination of Executive's employment may be asserted on behalf of the Company only by a resolution duly adopted by two-thirds of the total number of members of the Board of Directors of the Company, and only after 15 days prior written notice to Executive during which period he may cure the breach or neglect that is the basis of any such claim, if curable; provided, further. that no state of facts that, with or without notice to Executive or the passage of time or both, would give rise to the right of the Company to terminate Executive's employment pursuant to clause (ii) of this Section 1(b) may, directly or indirectly, in whole or in part, be the basis for





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         a claim that Cause, within the meaning of clause (D) above, exists for the termination of Executive's employment; provided, further, that during the period of twelve (12) months following a Change in Control (as hereinafter defined), Cause shall be deemed to have occurred only upon the happening of an event referred to in clause (A) above; and provided, further, that the term "material" as used in clauses (B), (C) and (D) above and in Section 10 hereof shall be construed by reference to the effect of the relevant action or omission on the Company and its subsidiaries taken as a whole.

                 (c) Effect of Termination by the Company. If Executive's employment is terminated by the Company pursuant to Section l(b)(iii) hereof, he shall receive only the amounts and benefits, and his Options shall be treated, as provided in Section l(b)(iii). If Executive dies while employed by the Company, his employment will thereupon be terminated pursuant to Section 1(b)(i) and his beneficiary shall receive pursuant to this Agreement his Annual Base Salary and Annual Bonus (to the extent not otherwise included in the Remainder Bonus) that has accrued in favor of Executive as of the end of the month of the date of his death, to the extent unpaid or delivered, and the Remainder Bonus, but his beneficiary shall be eligible to receive benefits under the Company's life insurance and death benefits plans or practices in which he is then participating, to the extent provided in such plans or practices, and his Options shall be treated as specified in Section 12. If Executive's employment is terminated pursuant to Section 1(b)(ii) of this Agreement, he shall receive pursuant to this Agreement his Annual Base Salary and Annual Bonus (to the extent not otherwise included in the Remainder Bonus) that has accrued in favor of Executive as of the date of his termination of employment, to the extent unpaid or delivered, and the Remainder Bonus, plus benefits under any Company disability plan to which he is under the terms of such plan entitled and his Options shall be treated as specified in Section 12. If Executive's employment is terminated by the Company for Cause pursuant to
Section 1(b)(iv) hereof, he shall receive pursuant to this Agreement only his Annual Base Salary earned as of the date of termination and the Remainder Bonus, and his Options shall be treated as specified in Section 12.

                 (d) Termination by Executive. The Executive's employment may be terminated during the Employment Term by the Executive (i) for Good Reason or (ii) during the twelve (12) month period immediately following a Change in Control if the Executive is required to report to the legal department or chief legal officer of any other corporation or entity or (iii) without any reason at any time. For purposes of this Agreement, "Good Reason" shall mean:

                     (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position as chief legal officer of the Company (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;





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                          (B) any material breach of this Agreement by the
         Company which is not remedied by the Company promptly after receipt of notice thereof given by the Executive;

                          (C) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                          (D) any failure by the Company to comply with and satisfy Section 13 of this Agreement.

For purposes of this subsection (d), a determination of "Good Reason" by the Executive which is reasonable and is made in good faith shall be conclusive.

                 (e) Effect of Termination by the Executive. If Executive terminates his employment with the Company pursuant to Section 1(d)(i) or (ii) of this Agreement, the Company shall pay to Executive in connection with such termination (i) in a lump sum all Annual Base Salary that has accrued in favor of Executive as of the date of termination, to the extent unpaid or delivered,
(ii) at the time such amounts would have been payable had employment not terminated, the Annual Base Salary that would have been payable to Executive had his employment by the Company continued until the expiration of the Employment Term, (iii) the Remainder Bonus at the time such amounts would have been payable had employment not terminated and (iv) any Annual Bonus for a prior fiscal year that has been earned but not paid. Amounts payable pursuant to clauses (ii) and (iii) of the preceding sentence shall be reduced by any salary or bonus received by Executive from a subsequent employer in respect of a period during which Executive is receiving payments pursuant to such clauses
(ii) and (iii). In addition, Executive shall receive benefits as provided in Section l(h), and his Options shall be treated as specified in Section 12. The Company shall also pay the reasonable costs of a relocation by Executive and his family to (A) Philadelphia, PA, or (B) any other location in the continental United States to which Executive may relocate, whichever is less. If Executive terminates his employment with the Company pursuant to Section l(d)(iii) and is not eligible to terminate under Section 1(d)(i) or (ii), the Company shall only pay to Executive in a lump sum upon such termination an amount of cash equal to all Annual Base Salary that has accrued in favor of Executive as of the date of termination, to the extent unpaid or delivered, and his Options shall be treated as specified in Section 12.

                 (f) Survival. Upon termination of Executive's employment and payment of the amounts due Executive pursuant to Section I of this Agreement, the obligations of the Company and the Executive under this Agreement shall terminate, except that the Company's obligations with respect to the payment of amounts upon the death or disability of Executive, Section I (h) (Continuation of Benefits), Section 4(e) (Indemnification), Section 5 (Reimbursement of Expenses) (as it relates to expenses incurred prior to such termination, including, without limitation, relocation expenses incurred pursuant to Section 5(c) and Schedule 5(c)), Section 12 (Stock Options) and Section 13 (Successors), and the Executive's obligations under Sections 6 (Noncompetition), 7 (Confidentiality), 8 (Delivery of Materials)





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and 9 (Noninterference), will survive (in accordance with the terms and conditions thereof) any such termination.

                 (g) Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred as of the date upon which either (x) Tele-Communications, Inc. ("TCI", which term shall include each of TCI's affiliates and any successor corporation, partnership or other entity formed as a result of or in connection with any pro rata distribution of securities or the right to acquire securities to the holders of securities of
TCI) ceases to be the sole "beneficial owner" (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Voting Securities (as hereinafter defined) having a majority of the outstanding Voting Power (as hereinafter defined) of the Company, or (y) there shall have been a sole or other disposition of all or substantially all of the assets of the Company in any transaction or series of related transactions to a person that is not an affiliate of TCI. As used herein, the following terms shall have the following meanings: (i) "Voting Securities" shall mean any securities of the Company entitled, or which may be entitled, to vote on matters submitted to stockholders generally (whether or not entitled to vote generally in the election of directors), or securities which are convertible into, or exercisable or exchangeable for such Voting Securities, whether or not subject to the passage of time or any contingency;
(ii) "Voting Power" shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of such Voting Securities (or by the holders of any other Voting Securities into which such Voting Securities may be convertible, exercisable or exchangeable for, whichever yields the highest number of votes) upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities; and (iii) ''affiliate'' shall have the meaning set forth in Rule 13e-3(a)(1) under the Exchange Act.

                 (h) Continuation of Certain Benefits. In the event Executive's employment is terminated by the Company due to death or disability, or for any reason other than for Cause, or if Executive terminates under Section 1(d)(i) or (ii), then for the remainder of the Employment Term the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company as in effect and applicable generally to other executives and their families; provided. however. that the Company may terminate such benefits if the Executive becomes reemployed with another employer and is eligible to receive similar benefits under such subsequent employer's benefit plans. For purposes of determining eligibility of the Executive for retiree benefits pursuant to the Company's plans, practices, programs and policies, in the event of a termination described in the preceding sentence, the Executive shall be considered to have remained employed until the end of the Employment Term and to have retired on the last day of such period.





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        2.       Services to be Rendered by Executive. The Company and Executive
agree that Executive will serve the Company as its Executive Vice President and General Counsel. Executive shall be responsible for all the Company's legal matters, reporting directly to the Company's Chief Executive Officer. In such capacity, Executive shall perform all reasonable acts customarily associated with such position, and necessary or desirable to protect and advance the best interests of the Company. Executive shall perform such acts and carry out such duties, and shall in all other respects serve the Company faithfully and to the best of his ability.

         3. Time to be Devoted by Executive. Executive agrees to devote substantially all of his business time, attention, efforts and abilities to the business of the Company and to use his best efforts to promote the interests of the Company. During the Employment Term it shall not be a violation of this Agreement for the Executive to (i) serve on civic, professional or charitable boards or committees, (ii) fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

         4.      Compensation.

                 (a) Salary. During the Employment Term, the Executive shall receive an annual base salary of not less than $225,000 ("Annual Base Salary"), which shall be reviewed at least annually and may not be decreased during the Employment Term, which shall be paid in accordance with the Company's customary payroll practices for salaried employees.

                 (b) Annual Bonus. In addition to Annual Base Salary and other compensation under this Agreement, the Executive shall be entitled to participate in the Company's Management Incentive Plan ("MIP") or any other bonus program established by the Company in which senior executives are eligible to participate and be paid on an annual basis such bonus amount ("Annual Bonus") as determined pursuant to the MIP or such other program. For the twelve-month period ending August 31, 1995, Executive shall receive a minimum bonus of $50,000.

                 (c) Benefits. During the Employment Term, the Executive (including, where applicable, Executive's family) shall be entitled to benefits in accordance with the welfare benefit and incentive plans, practices, programs and policies of the Company (including, but not limited to, retirement, savings, incentive and stock compensation plans, employee stock purchase plans, medical, death and disability, life and other insurance plans and policies). Minimum service eligibility conditions of such plans shall be waived unless such a waiver would adversely affect the plan or participants therein.

                 (d) Vacation. During the Employment Term, the Executive shall be entitled to four weeks of paid vacation per year or such longer period as may be provided by the Company in accordance with the plans, policies, programs and practices of the Company





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applicable to executives of the Company generally. Executive shall be eligible for vacation during the first year of employment hereunder.

                 (e)      Indemnification.

                          (i) In addition to any separate agreements between Executive and the Company relating to indemnification, or any indemnification provided under the Company's certificate of incorporation or by-laws, the Company will indemnify and hold harmless Executive, to the fullest extent permitted by applicable law, in respect of any liability, damage, cost or expense (including reasonable counsel fees) incurred in connection with the defense of any claim, action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any subsidiary or affiliate of the Company, or his serving or having served at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company will pay the expenses (including reasonable counsel fees) of defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by Executive to repay all amounts advanced if it should ultimately be determined that Executive is not entitled to be indemnified under this Section.

                          (ii) In addition to the foregoing, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses incurred by Executive in connection with the defense (including in connection with the defense of counterclaims or cross-claims) of any claim, action, suit or proceeding relating to the enforcement by the Company (including claims, actions, suits or proceedings brought in the right of the Company) of the provisions of Sections 6, 7, 8 or 9 of this Agreement; provided, however. that in the event that the Company (or any person asserting the Company's right) is the prevailing party in such enforcement action (as determined by a court of competent jurisdiction in a final adjudication not subject to appeal), the Executive shall reimburse the Company for all payments made by it pursuant to this Section 4(e)(ii).

                          (iii) Except as otherwise provided in Section 4(e)(ii) above, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code (as hereinafter defined).





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          5.     Expenses: Relocation Expenses.

                 (a) During the Employment Tenn, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company, including costs of attendance at meetings of the American Bar Association which are approved in advance by the Company.

                 (b) In addition, the Company shall reimburse Executive for the costs and expenses relating to the temporary and permanent relocation of Executive and his family to the Tampa, Florida area, including, but not limited to, reimbursement of Executive for all reasonable temporary housing expenses for Executive and his family during the period of their temporary relocation, for up to sixty days.

                 (c) The Company shall reimburse Executive for reasonable costs incurred in terminating the lease of Executive's apartment in New York, New York.

         6. Noncompetition. Executive agrees that while in the employ of the Company and, if Executive terminates his employment with the Company prior to the expiration of the Employment Term in breach of his obligations hereunder, for the period beginning on the date Executive terminates his employment and ending on the date the Employment Term was otherwise scheduled to expire (the "Subject Period"), Executive will not, directly or indirectly, as principal or agent, or in any other capacity, own, manage, operate, participate in or be employed by or otherwise be interested in, or connected in any manner with, any person, firm, corporation or other enterprise which directly competes in a material respect with the business of the Company or any of its majority-owned subsidiaries as it is conducted while Executive is employed by the Company. Nothing herein contained shall be construed as denying Executive the right to own securities of any such corporation which is listed on a national securities exchange or quoted in the National Association of Security Dealers, Inc. Automated Quotation System (the "NASDAQ System") to the extent of an aggregate of 5% of the amount of such securities outstanding.

         7.      Confidentiality.

                 (a) Executive agrees that while in the employ of the Company (otherwise than in the performance of his duties hereunder) and during the period of two years following the scheduled expiration of the Employment Term, he shall not, directly or indirectly, make use of, or divulge to any person, firm, corporation, entity or business organization, and shall use his best efforts to prevent the publication or disclosure of, any Confidential Information (as hereinafter defined) concerning the Company, but this Section 7(a) shall not prevent Executive from responding to any subpoena, court order or threat of other legal duress, provided Executive notifies the Company thereof with reasonable promptness so that the Company may seek a protective order or other appropriate relief The term "Confidential Information" shall mean information disclosed to Executive by the Company in connection with his employment relating to the business of the Company, including its accounts and





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finances, customers and customer lists, and its future plans and proposals, to the extent that the foregoing matters are considered proprietary by the Company; provided, however, that the following shall not be deemed to be Confidential Information:

                                  (i) information which is or becomes publicly
                 known other than as a result of a breach of this provision by Executive;

                                  (ii) information lawfully in the possession
                 of Executive prior to disclosure to him by the Company;

                                  (iii)  information disclosed to Executive by
                 any third party; or


                                  (iv) information developed independently by
                 Executive subsequent to Executive's employment by the Company.

                 (b) Executive agrees that he will comply with the provisions of any confidentiality agreements with others to which he is or may be subject. More specifically, Executive will not divulge to the Company any confidential or proprietary information in violation of any agreements with others.

         8. Delivery of Materials. Executive agrees that upon the termination of his employment he will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs which may then be in his possession or under his control.

         9. Noninterference. Executive agrees that he will not, while in the employ of the Company and, in the event Executive terminates his employment with the Company prior to the expiration of the Employment Term in breach of his obligations hereunder, during the Subject Period, solicit the employment of any employee of the Company on behalf of any other person, firm, corporation, entity or business organization, or otherwise interfere with the employment relationship between any employee or officer of the Company and the Company.

         10. Remedies of the Company. Executive agrees that, in the event of a material breach by Executive of this Agreement, in addition to any other rights that the Company may have pursuant to this Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach or to enforce the specific performance of this Agreement by Executive or to enjoin Executive from engaging in any activity in violation hereof. Executive agrees that because Executive's services to the Company are of such a unique and extraordinary character, a suit at law may be an inadequate remedy with respect to a breach by Executive of Sections 6, 7, 8 and 9 hereof, and that upon any such breach or threatened breach by him of such Sections the Company shall be entitled, in addition to any other lawful remedies that may be available to it, to injunctive relief.





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     11.  Notices. All notices to be given hereunder shall be deemed duly given when delivered personally in writing or mailed, certified mail, return receipt requested, postage prepaid and addressed as follows:

          (a)  If to be given to the Company:

               Home Shopping Network, Inc.
               11831 30th Court North
               St. Petersburg, Florida 33716
               Attention: Gerald Hogan, Chief Executive Officer

               With a separate copy to:

               Joseph A. Cialone, II
               Baker & Botts, L.L.P.
               910 Louisiana
               Houston, Texas 77002-4995

          (b)  If to be given to Executive:

               Barry S. Augenbraun
               Home Shopping Network, Inc.
               11831 30th Court North
               St. Petersburg, Florida 33716

or to such other address as a party may request by notice given in accordance with this Section 11.

     12.  Stock Options.

          (a) The Company has granted, effective as of September 1, 1994 ("Grant Date"), to Executive stock options ("Options") with respect to 100,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock", which turn shall include the Common Stock of the Company as it exists on the date hereof and any class or series into which it may hereafter have been changed). The Options granted are at an option price per share equal to the fair market value of Common Stock on the Grant Date which was $11.75 per share.

          (b)  Options granted hereunder shall contain the terms set forth in
Schedule 12 of this Agreement.





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     13.  Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. However, no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     14.  Miscellaneous.

          (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes as of the date hereof any and all prior agreements and understandings with respect to Executive's employment by the Company, whether oral or written, between the parties hereto. This Agreement may not be changed nor may any provision hereof be waived except by an instrument in writing duly signed by the party to be charged. This Agreement shall be interpreted, governed and controlled by the law of the State of Florida, without reference to principles of conflict of laws.

          (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (c) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (d) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 1(d) of





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this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     15. Releases. Upon any termination of employment, the parties hereby agree to execute a mutual release substantially in the form attached as Exhibit B.

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                 HOME SHOPPING NETWORK, INC.




                                 By: /s/ Gerald F. Hogan
                                    ------------------------------------
                                     Gerald F. Hogan, President


                                     /s/ Barry S. Augenbraun
                                    -------------------------------------
                                     Barry S. Augenbraun





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                                  Schedule 12
                                  -----------

          The Options described in paragraph 12 of the Employment Agreement has been reflected in an option agreement dated September 6, 1994 which has been delivered to Executive. In addition to the provisions of such option agreement, upon any termination of Executive's employment (i) by the Company for any reason other than death, disability or for Cause or (ii) by Executive under Section 1(d)(i) or (ii), all stock options granted hereunder shall vest immediately and remain exercisable for a period of one year after such termination. Upon a termination of Executive's employment by the Company for Cause or by Executive under Section 1(d)(iii), the Option shall terminate three months following such termination. Upon a termination of Executive's employment by reason of death or disability, the provisions of the Stock Option Plan as interpreted by the Compensation Committee of the Board of Directors of the Company shall govern the exercisability of the option and the period for which the option is exercisable.

                                                                          DATE



Mr. _______________________________

___________________________________

___________________________________

Dear Mr. __________________:

          In connection with your separation from Home Shopping Network, Inc. (Company), you and Company have agreed to the terms and conditions as contained in the attachment to this letter concerning your separation from employment as of ___________________________________,____________.

          In consideration of Company's agreement to provide the benefits, payments, and other items described herein, some of which are in addition to anything to which you are already entitled and the receipt and sufficiency of which is hereby acknowledged, you hereby release and forever discharge Company, its officers, directors, agents, servants, and employees, their successors, assigns, and insurers, and their parents, subsidiaries and affiliates, and any and all other persons, firms, organizations, and corporations from any and all damage, losses, causes of action, expenses, demands, liabilities, and claims on behalf of yourself, your heirs, executors, administrators, and assigns with respect to all matters relating to Company and you hereby accept the cash payments, benefits, and other items described herein in full settlement of all such damages, losses, causes of action, expenses, demands, liabilities, and claims you now have or may have with respect to such matters.

          This release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Texas Labor Code, any claims for breach of contract, tort or personal injury of any sort, and any claim under any other state or federal statute or regulation. Further, by accepting the payments described in the attachment, you agree not to sue Company or the related persons and entities described above. You affirm and agree that your employment relationship has ended and waive all rights in connection with such relationship except to vested benefits and the payments and benefits described in the attachment. You shall have twenty-one days to decide whether to sign the Agreement and be bound by its terms. You shall have the right to revoke or cancel it within seven days after you have signed it. This cancellation or revocation can be accomplished by delivery of a written notification to me. In the event that this Agreement is cancelled or revoked, Company shall have no obligation to furnish the payments and benefits described. You acknowledge that you have been advised in writing to consult with an attorney prior to signing this Agreement and have had an adequate opportunity to seek advice of your own choosing. You acknowledge that you have read this Agreement, have had an opportunity to ask questions and have it explained to you and that you understand that the Agreement will have the effect of knowingly and voluntarily waiving any action you might pursue, including breach of contract, personal injury, retaliation discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of the Agreement.

          This release shall not effect your indemnification rights under Paragraph 4(e) of the Employment Agreement between you and the Company dated as of September 1, 1994.

          The purpose of the arrangements described in this letter and attachment is to arrive at a mutually agreeable and amicable basis upon which to separate your employment with Company. You and Company agree to refrain from any criticisms or disparaging comments about each other or in any way relating to your separation from employment. Furthermore, you agree that you have returned or will return immediately, and to maintain in strictest confidence and not to use in any way, any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of Company and its affiliates. You further agree that the existence and all terms of this agreement, including the terms and conditions contained in the attachment, shall be kept strictly confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to financial institutions as part of a financial statement) by you or your agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this agreement and shall release the Company from further performance hereunder.





                                   Very truly yours,





AGREED TO AND ACCEPTED this day of

________ day of _______________, ______




_______________________________________

           Attachment to Letter Dated _____________________________


1.   VACATION

     Beginning ________________,_______, you will begin your vacation pay. You will receive all your ________ earned vacation days less any vacation days taken in ________, plus all of your accrued vacation days through your separation date.

2.   CONSIDERATION

     The Company will pay you, after the expiration of seven days after you execute the attached letter agreement, a special payment of __________________ ($________). This payment is in consideration for the full release of any and all claims for non-punitive damages for personal and emotional injury only, arising from an occurrence within the meaning of Section 104(a)(2) of the Internal Revenue Code of the United States, 26 U.S.C. Section 104(a)(2) and accompanying regulations. It is not compensation, payment in lieu of compensation, service, severance, vacation, salary continuation, or any other manner of compensation for loss of income and/or employment benefits for any purpose under any provision of this Agreement or under any Company compensation or benefit plan.

3.   MEDICAL AND DENTAL COVERAGE

     You will have the option to continue your medical and dental benefits for up to eighteen months according to the COBRA legislation.

4.   LIFE INSURANCE AND AD&D

     Life Insurance and AD&D will continue during your vacation.

     At the end of your vacation, you will have a thirty-one day period to convert your life insurance and/or AD&D, according to the terms and conditions in effect at that time. If you are interested in converting either benefit to an individual policy, application must be made to the insurance company within thirty-one days of the end of your vacation. It will be your responsibility to complete the conversion process if you so desire.

5.   STD/LTD

     Short- and long-term disability coverage are not in effect after your separation date.

6.   RETIREMENT PLAN

     You will continue to accrue a retirement benefit while receiving vacation pay.

7.   SAVINGS AND INVESTMENT PLAN

     You will be eligible to continue participation in the Savings and Investment Plan during your vacation period, if you so elect. Employee accounts are 100% vested. Employer matching accounts will be vested and distributed according to plan provisions.

8.   FUTURE PAYCHECKS

     Future paychecks will be mailed to the address noted on your paycheck or, if you are on automatic bank deposit, that service will be provided as long as you are receiving pay. The pay stub will be mailed to the address on the paycheck.

9.   OUTPLACEMENT AOD EMPLOYEE ASSISTANCE PROGRAM

     The Company agrees to provide you, at its cost, outplacement services through a third party provider. You will continue to be eligible to utilize Company's Employee Assistance Program during your vacation period.

10.  OFFSETS

     In addition, benefits otherwise payable by virtue of the life insurance and AD&D insurance coverage provided you and your dependents, pursuant to item 4 above, will be subject to offset to the extent such coverage was available to you on either a contributory or noncontributory basis through your new employer, without regard to whether or not you elected such coverage.